UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2009

SECURED DIGITAL APPLICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25658	84-1357927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue, 10th Floor
New York, New York	10169
(Address of Principal Executive Offices)	(Zip Code)

(212) 551-1747
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)
______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01   Entry Into A Material Definitive Agreement

Effective February 10, 2009, Active Valor International Limited (“AVI”) became a majority  shareholder of DigitalApps Sdn Bhd (“DASB”).  Secured Digital Applications (“SDA” or “the Company”) had entered into a Shareholders Agreement dated February 10, 2009 with AVI whereby AVI had subscribed for ninety percent equity interest in DASB with the remaining ten percent held by SDA.

Under the terms of the Agreement between the Company and AVI, SDA will receive $3.9 million guaranteed income that will be progressively paid by AVI as follows:

2009	$ 1.2 million
2010	1.3 million
2011	1.4 million

AVI will also provide $11.5 million to fund the roll out of DASB’s mobile VoIP services that include mobile VoIP voice calls, mobile advertising and mobile video sharing in China.

AVI will have majority board control in DASB and has not restricted SDA from conducting the same business as DASB in any country.  AVI, a privately held British Virgin Islands company, is a provider of mobile Voice Over Internet Protocol (VoIP) applications and developer of mobile video networking solutions.

Prior to entering into the Shareholders Agreement, there were no material relationships between or among the Company or any of its affiliates, officers or directors, or associates of any such officers or directors, on the one hand, and the founders of AVI or their respective affiliates, on the other.

On February 11, 2009, the Company issued a press release entitled " Active Valor International to Invest in Secured Digital’s Malaysian Subsidiary; Company Expects EBIT and Gross Profit Margin to Improve in 2009”, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits

(c)	Exhibits.

10.1	Shareholders Agreement dated February 10, 2009 between Secured Digital Applications Inc., Active Valor International Limited and DigitalApps Sdn Bhd

99.1	Press release dated February 11, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURED DIGITAL APPLICATIONS, INC.

Date: February 17, 2009	By:	/s/ Patrick Soon-Hock Lim
Patrick Soon-Hock Lim
Chairman & Chief Executive Officer